EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dollar Thrifty Automotive Group, Inc. Second Amended and Restated Long-Term Incentive Plan and Director Equity Plan of Dollar Thrifty Automotive Group, Inc. of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedule of Dollar Thrifty Automotive Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Dollar Thrifty Automotive Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
August 2, 2012